EXHIBIT 3.3
                             ARTICLES OF AMENDMENT
                                     to the
                           ARTICLES OF INCORPORATION

        Pursuant to the provisions of the Colorado Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

        FIRST: The name of the corporation is America Online, Inc.

        SECOND: The following amendments were adopted on May 15, 1998, in the manner prescribed by the Colorado Corporation Code, in the manner marked with an "X" below:

              ------- Such amendment was adopted by the Board of Directors where no shares have been issued.

                 X
              ------- Such amendment was adopted by a vote of the shareholders. The number of shares voted for the amendment was sufficient for approval.

        Article I of the Corporation's Articles of Incorporation was amended to read as follows:

                                   ARTICLE I
                                      Name

               The name of this Corporation shall be Morlex, Inc.

        THIRD: The manner, if not set forth in such amendment, in which any exchange, reclassification, or cancellation of issued shares provided for in the amendment shall be effected, is as follows:

                                Not Applicable.

        FOURTH: The manner in which such amendment effects a change in the amount of stated capital, and the amount of stated capital as changed by such amendment, is as follows:

                                Not Applicable.

                                                AMERICA ONLINE, INC.

                                                By: /s/ Charles T. Gould
                                                    ---------------------------
                                                    Charles T. Gould, President